Exhibit 2.1

AMENDMENT NO. 2 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), is made and entered into as of December 14, 2018, by and among Apricus Biosciences, Inc., a Nevada corporation (“Apricus”), Arch Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Apricus (“Merger Sub”), and Seelos Therapeutics, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger and Reorganization, made and entered as of July 30, 2018, by and among Apricus, Merger Sub and the Company (the “Merger Agreement”).

RECITALS

A.    Section 10.02 of the Merger Agreement provides that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Apricus.

B.    The parties entered into that certain Amendment No. 1 to the Merger Agreement as of October 16, 2018.

C.    The parties wish to further amend the Merger Agreement as set forth in this Amendment, such amendment to be effective as of the date hereof.

AGREEMENT

The parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.    Amendments.

1.1    The reference to “December 31, 2018” in Section 9.1(b) of the Merger Agreement, pertaining to the “End Date” by which the Contemplated Transactions shall have been consummated by shall be amended and restated to read “January 18, 2019”.

2.    Continuing Effectiveness. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed an amendment to the Merger Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Amendment.

3.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

4.    Headings. The bold-faced headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a part of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

5.    Assignability. This Amendment shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns.

6.    Counterparts; Exchanges by Facsimile. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

APRICUS BIOSCIENCES, INC.

By:	/s/ Richard W. Pascoe
Name:	Richard W. Pascoe
Title:	Chief Executive Officer

ARCH MERGER SUB, INC.

By:	/s/ Richard W. Pascoe
Name:	Richard W. Pascoe
Title:	Chief Executive Officer

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra
Name:	Raj Mehra, Ph.D.
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 2 TO MERGER AGREEMENT